ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-1
$ 227,697,670 6.60% Auto Receivables Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97   6,215,010   1,048,751     631,935    4.09%    9,885,345    5.34%
 Feb-97   6,730,576   1,014,568     621,524    4.17%    9,420,709    5.27%
 Mar-97   6,551,943     977,550     578,865    4.03%    8,451,355    4.90%
 Apr-97   6,673,688     941,514     504,969    3.65%    7,803,860    4.70%
 May-97   6,453,368     904,809     360,779    2.72%    7,573,584    4.76%
 Jun-97   5,912,486     869,315     437,358    3.43%    7,572,366    4.95%
 Jul-97   6,428,784     836,797     437,315    3.58%    7,573,469    5.16%
 Aug-97   5,982,112     801,438     401,596    3.43%    7,961,556    5.67%
 Sep-97   5,587,004     768,537     354,699    3.15%    8,129,610    6.02%
 Oct-97   5,594,175     737,808     252,910    2.35%    7,278,495    5.63%
 Nov-97   5,912,281     707,040     382,113    3.71%    7,322,032    5.93%
 Dec-97   4,680,743     674,523     382,143    3.85%    7,723,937    6.49%
        ____________ ___________ ___________
 Totals  72,722,170  10,282,651   5,346,206

  ** The date represents the month of the Distribution date, the informat is from activity of the previous month.